SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                      AMERICAN MILLENNIUM CORPORATION, INC.
           (Exact name of the registrant as specified in its charter)

                                   NEW MEXICO
                 (State or other jurisdiction of incorporation)

                                   85-0273340
                     (I.R.S. Employer Identification Number)

          303 North Baker Street, Suite 200, Mount Dora, Florida 32757
               (Address of Principal Executive Offices) (Zip code)

                            Consultant Services Plan
                              (Full Title of Plan)

                          Andrew F. Cauthen, President
          303 North Baker Street, Suite 200, Mount Dora, Florida 32757
                    (Name and address of agent for services)

                                 (352) 735-0116
          (Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED
ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE
SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION
WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX:  [X]

CALCULATION OF REGISTRATION FEE
TITLE OF SECURITIES TO BE REGISTERED:                       Common Stock

AMOUNT TO BE REGISTERED:                                     442,500 Shares

PROPOSED MAXIMUM OFFERING PRICE PER UNIT:                     $0.385(1)

PROPOSED MAXIMUM AGGREGATE OFFERING PRICE:               $170,362.50(1)

AMOUNT OF REGISTRATION FEE:                                  $ 50.26(1)

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(1) Computed pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price.
The offering price per unit, maximum aggregate offering price and registration fee is based upon the public trading price (average of low and high) of the common stock on May 14, 1999.

PART 1 - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428 (b)(1), the information required by Part 1 is included in documents sent or given to each consultant of American Millennium Corporation, Inc., a New Mexico corporation ("Company").

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference. The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The registrant's latest Annual Report on Form 10-KSB for the fiscal year ended July 31, 1998, filed under Section 13(a) or 15(d) of Securities Act of 1934, as amended (the "Exchange Act").

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

         All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 - Description of Securities.

General
The Company has 60,000,000 authorized shares of Common Stock, $.001 par value per share. Shares may be issued for such consideration as fixed by the Board.
The Company has 10,000,000 authorized shares of Preferred Stock, $.001 par value per share. Shares may be issued for such consideration as fixed by the Board .

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Voting Rights
Each share of common stock entitles the holder thereof to one vote, in person or by proxy, at meetings of shareholders or by written consent. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

Dividend Policy
All shares of Common stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available thereof. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors.

Miscellaneous
The Company's Common Stock is traded on the NASDAQ Bulletin Board. Holders of
Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund right. In the event of the dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities. The class of securities to be offered is registered under Section 11 of the Exchange Act.

The Transfer Agent for the Company's Common Stock is:
                  Securities Transfer Corp.
                  16910 Dallas Parkway
                  Suite 100
                  Dallas, Texas 75248

Item 5 - Interests of Named Experts and Counsel.

The Law Office of Brenda Lee Hamilton, P.A., has rendered legal services and prepared S-8. Such office is located at 555 South Federal Highway, Suite 400,
Boca Raton, Florida 33432.

Dohan and Company, P.A., Consent to Incorporation by reference of 10-KSB dated
July 31, 1998.

Item 6 - Indemnification of Directors and Officers.

The Company's Articles of Incorporation and By-Laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons, among other things, as does state law. The provisions are intended to increase the protection provided Directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as Directors. New Mexico Statues, as amended, Chapter 53, authorizes the indemnification of officers and directors and certain others under certain circumstances.

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The Articles of Incorporation also provide indemnification as follows (summary):
(a) A person who is or was an officer, Director and certain others, as to a pending or completed action or suit or certain other matters.
(b) Certain persons serving under other corporations, and/or certain other entities, at the request of the Company.
(c)      Indemnification for expenses in certain circumstances.
(d) Indemnification only in cases as ordered by court or determined by the Board.
(e)      Indemnification is non-exclusive as to any other rights to indemnity.
(f)      The foregoing is also subject to certain exceptions and limitations.

The By-Laws also provide indemnification as follows:
The corporation shall indemnify any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer or another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding, civil or criminal, in which he is made a party by reason of being or having been such a director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty to the corporation. The foregoing shall not be construed as prohibiting in any way any broader indemnification permitted by the articles of incorporation. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

Item 7 - Exemption from Registration Claimed.

Not Applicable.

Item 8 - Exhibits.

See Exhibits and Exhibit Index herein.

Item 9 - Undertakings.

The undersigned Registrant hereby undertakes:
(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate

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                  offering price set forth in the "Calculation of Registration
                  Fee" table in the effective registration statement.
         (iii)    Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule
         424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.
(4) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mount Dora, State of Florida, on May 17, 1999.
Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated:

American Millennium Corporation, Inc.


/s/ Andrew F. Cauthen
--------------------------------------------------------
Andrew F. Cauthen, President and Chief Executive Officer

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                                    EXHIBITS
                                       TO
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                      AMERICAN MILLENNIUM CORPORATION, INC.
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

                                  EXHIBIT INDEX

EX. NO.           DESCRIPTION                                 DOCUMENT                           PAGE NO.
-------           -----------                                 --------                           --------
4                 INSTRUMENTS DEFINING                        (a) ARTICLES OF                    FORM
                  RIGHTS OF                                   INCORPORATION AND                  FILE NO.
                  SECURITIES HOLDERS                          COMMISSION                         0-10841
                                                              INCORPORATED
                                                              AMENDMENTS

                                                              (b) BY-LAWS AND                    SAME AS
                                                              AMENDMENTS                         ABOVE

5                 OPINION RE: LEGALITY                        LETTER                             E-6
                  (AND CONSENT)

9.A               ADDITIONAL EXHIBITS                         CONSULTANT                         E-1
                                                              SERVICES PLAN

23                CONSENTS OF                                 LETTER                             E-6
                  EXPERTS AND
                  COUNSEL  (AS TO LEGAL CONSENT)

23.1              (AS TO ACCOUNTANT'S CONSENT)                                                   E-8